EXHIBIT 99.1
LA JOLLA PHARMACEUTICAL COMPANY
REPORTS FOURTH QUARTER AND YEAR-TO-DATE
FINANCIAL RESULTS
SAN DIEGO, MARCH 1, 2007 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the fourth quarter ended December 31, 2006 of $10.7 million, or $0.33 per share (on 32.7 million weighted average shares), compared to a net loss of $6.0 million, or $0.33 per share (on 18.3 million weighted average shares), for the fourth quarter of 2005. The net loss for the twelve months ended December 31, 2006 was $39.4 million, or $1.21 per share (on 32.6 million weighted average shares), compared to a net loss of $27.4 million, or $1.77 per share (on 15.4 million weighted average shares), for the same period in 2005.
Research and development expenses increased to $9.2 million for the three months ended December 31, 2006 from $5.1 million for the same period in 2005. This increase was primarily due to an increase in Riquent®-related drug production and clinical trial expenses and in share-based compensation expense recorded in connection with the January 1, 2006 adoption of Statement of Financial Accounting Standard No.123R, Share-Based Payment (SFAS 123R).
Research and development expenses increased to $32.9 million for the twelve months ended December 31, 2006 from $22.6 million for the same period in 2005. This increase was primarily due to an increase in Riquent-related drug production and clinical trial expenses. In addition, this increase was due to share-based compensation expense recorded in connection with the adoption of SFAS 123R and an increase in Riquent-related consulting expenses. These increases were partially offset by a decrease in termination benefits, mainly relating to severance, of approximately $1.0 million that was recorded in 2005 in connection with the termination of 44 research and development personnel, and the savings in salaries and related expenses as a result of this reduction in personnel.
General and administrative expenses increased to $2.1 million for the three months ended December 31, 2006 from $1.2 million for the same period in 2005. This increase was primarily due to share-based compensation expense recorded in connection with the adoption of SFAS 123R.
General and administrative expenses increased to $9.3 million for the twelve months ended December 31, 2006 from $5.4 million for the same period in 2005. This increase was primarily due to share-based compensation expense recorded in connection with the adoption of SFAS 123R. This increase was also due to the expense recorded in the first quarter of 2006 for severance to the former Chairman and Chief Executive Officer and an increase in general corporate consulting and professional outside services. These increases were partially offset by a decrease in termination benefits, mainly relating to severance, of approximately $0.5 million that was recorded in 2005 in connection with the termination of 16 general and administrative personnel, and the savings in salaries and related expenses as a result of this reduction in personnel.

Cash, cash equivalents and short-term investments as of December 31, 2006 were $42.9 million compared to $72.9 million as of December 31, 2005.
La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease by preventing or delaying renal flares. Lupus renal disease is a leading cause of sickness and death in patients with lupus. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.
The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the availability of sufficient financial resources, timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.
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La Jolla Pharmaceutical Company
Condensed Consolidated Financial Statements (in thousands, except per share data)
Summary of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)
	2006	2005	2006	2005

Research and development expenses	$9,174	$5,099	$32,938	$22,598
General and administrative expenses	2,116	1,181	9,287	5,405

Total expenses	11,290	6,280	42,225	28,003

Loss from operations	(11,290)	(6,280)	(42,225)	(28,003)
Interest income	615	258	2,826	756
Interest expense	(19)	(18)	(46)	(116)

Net loss	$(10,694)	$(6,040)	$(39,445)	$(27,363)

Basic and diluted net loss per share	$(0.33)	$(0.33)	$(1.21)	$(1.77)
Shares used in computing basic and diluted net loss per share	32,660	18,274	32,588	15,446
Balance Sheet Information

	December 31,	December 31,
	2006	2005

Assets
Cash, cash equivalents, and short-term investments	$42,909	$72,877
Other assets	6,616	8,051

Total assets	$49,525	$80,928

Liabilities and Stockholders’ Equity
Liabilities	$6,436	$3,798
Stockholders’ equity	43,089	77,130

Total liabilities and stockholders’ equity	$49,525	$80,928